Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
January 30, 2008

John Deere Capital Corporation
$75,000,000 Floating Rate Notes Due January 18, 2011
(An Additional Issuance From An Original Offering Size of $350,000,000)

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services

Note Type:	Medium Term Notes

Issue Size:	$75,000,000 reopening for a total of $425,000,000

Trade Date:	January 30, 2008

Time of First Sale to Public:	5:00 p.m. EST

Settlement Date (T+3):	February 4, 2008

Maturity Date:	January 18, 2011

Initial Interest Rate	4.6975%

Coupon:	3M USD LIBOR+ 70 bps

Reference Rate:	USD-LIBOR-Reuters (Screen LIBOR01) Page

Coupon Payment Dates:	Quarterly on the 18th (or next Business Day) of January, April, July and October beginning April 18, 2008

Interest Determination Dates:	2 London Business Days

Day Count:	Actual / 360

Day Count Convention:	Modified Following, Adjusted

Price to Public:	100.1513% (plus accrued interest from January 17, 2008)

Gross Spread:	0.2750%

Net Proceeds (%):	99.8763%

Net Proceeds ($):	$74,907,225 (plus accrued interest from January 17, 2008

Accrued Interest:	$176,156.25

CUSIP:	24422EQN2

Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Other Provisions:

The Notes offered by this free writing prospectus, the related pricing supplement, and the accompanying prospectus supplement and prospectus, have terms and conditions (other than the price to public) identical to, and shall be part of the series of, other Medium-Term Notes, Series D issued by John Deere Capital Corporation on January 17, 2008.  The Notes offered hereby will share the same CUSIP number 24422EQN2.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.